Exhibit 10.30

EXTENDED STAY AMERICA INCENTIVE PLAN FOR SENIOR LEADERSHIP

FY2013

Purpose- The intent of the Incentive Plan is to foster outstanding Company performance by motivating and rewarding contributing managers with cash incentives for meeting or exceeding company targets and other designated goals.

Eligibility- Associates in the position of Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Marketing Officer, Chief Legal Officer, EVP- Human Resources

Incentive Period- The incentive period is the Company’s fiscal year.

Incentive Award

•	90 % of the target incentive award is determined based on the Company’s achievement of EBITDA compared to the budget. (See Exhibit A for payout scale).
•	10% of the target incentive award is based on achievement of designated KPI’s (See Exhibit B for designated KPI’s)

Company Qualifier- If the Company does not meet its Minimum EBITDA Target of $459.1 million during the fiscal year, there will be no awards paid from this plan.

Award Amounts- Your target incentive award under the Plan is the following percent of your base salary earnings during the incentive period:

CEO – 100%

COO – 100%

CFO – 100%

CMO – 100%

CLO – 100%

EVP-HR – 100%

Plan Participation- You are eligible to participate in the Plan if you;

•	Are actively employed in an eligible position for at least 13 weeks of the 52 week incentive period. Payments for 13 to 51 eligible weeks will be prorated.
•	Not participating in another Company incentive plan; and
•	You must be actively employed by the Company on the day payments under the Plan are made.

Performance Ratings- Managers who have unsatisfactory performance may be ineligible for all or a portion of the incentive award. (Ineligibility must be reviewed and approved by the Human Resources Department).

Payment of Incentive Awards- Earned awards will be paid as soon as practicable after the end of the fiscal period of the Plan, but in no event later than 90 days following the end of the Plan period. All payments are subject to federal, state and local taxes and will be reported as income in the year paid.

Change of Control- If there is a Change in Control of the Company through a merger or acquisition and the Company is not the surviving entity, and at least one full month of the incentive period has elapsed, a pro rata payment for the EBITDA portion of your incentive will be made based on the number of full months in the award period and the EBITDA achieved compared to budget.

Plan Amendment or Termination- The Plan may be terminated, modified, revised or otherwise altered in any part of its entirety, at any time at the discretion of the Board of Directors and/or the CEO of the Company. When possible, any changes to the Plan will be announced to participants in advance of their effective date. Any changes to the Plan shall not adversely impact any award once it has been earned.

Not a Contract of Employment- The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between Extended Stay America and the Manager. A Manager shall have no rights against the employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give the Manager a right to be retained in the service of the employer.

The targets and the resulting bonus payments for the Plans for fiscal 2013 will be modified, as needed, to reflect necessary adjustments resulting from the restructuring transactions completed in 2013 and the Corporation’s most recent performance. All payments under the Plans are earned upon the Board of Directors’ approval of the 2013 audited financial statements and computation of Adjusted EBITDA resulting from such approved financial statements. If a Participant’s employment is terminated for any reason prior to the approval of the 2013 audited financial statements, the cash bonus for that Participant is forfeited. Any deviations from the Plans must be approved by the Compensation Committee.

A Change of Control Transaction means (i) the transfer of issuance of equity securities of ESH Hospitality Holdings LLC (“Hospitality”), ESH Hospitality LLC, CP ESH Investors LLC CP, or Extended Stay LLC (including by way of a merger, consolidation, amalgamation, share exchange or other form of similar business combination), in a single or series of related transactions, resulting in a Person or Persons other than the members of Hospitality as set forth in the Limited Liability Company Agreement of Hospitality, dated as of October 8, 2010, as may be amended from time to time owning, directly or indirectly, a majority of the voting power of Hospitality, ESH Hospitality LLC, CP ESH Investors LLC CP, or Extended Stay LLC, as the case may be, upon the consummation of such transfer or issuance, or (ii) the disposition (whether by transfer, lease or otherwise and whether in a single transaction or series of related transactions) of all or substantially all of the assets of Hospitality and its subsidiaries taken as a whole or on a consolidated basis.

Administration- The Company’s Incentive Committee may make adjustments to incentive payments or targets based on significant incidents or events not included in the budget process. Examples include extended power outages, severe damage to a property or a non-budgeted major event. The CEO may submit exception requests to the Incentive Committee. The determination of the Committee on all matters shall be conclusive and binding on all participants and their beneficiaries.

Exhibit A

Payouts Based on EBITDA

Achieved EBITDA (Millions)	% of Target Payable
$591.1 or Greater	200%
$574.6	175%
$558.1	150%
$541.6	125%
$525.1	100%
$492.1	75%
$459.1	50%
Below $459.1	0%

Payouts above are interpolated between each target in the above chart based on actual achieved EBITDA.

Exhibit B